EH EXHIBIT  10.2
b) 10.2 TECHICNICAL AGREEMENT FOR THE ELECTRIC STATION WAGON EV6 460 BETWEEN GUANGDONG EV CO.LTD. AND AMERICAN ELECTRIC AUTOMOBILE COMPANY (ASIA), INC.

Electric Station Wagon EV6 460
Technical Agreement

THE Parties:

GUANGDONG EV CO.LTD.

of China (hereinafter referred to as GDEV)

and

AMERICAN ELECTRIC AUTOMOBILE COMPANY (ASIA), INC.
of California, USA ( hereinafter referred to as AEAC ), a subsidiary of American Electric Automobile Company Inc. of California, USA (hereinafter referred to as AEAS)

The two parties will cooperate in trial design of prototypes in this agreement as follows:

1 .Electric station wagon EV6460 (abbreviated EV)will be converted from Chinese Y116460N (abbreviated YH), made by Guangdong Yueliai
Automobile Refitting Factory, used its main components (body and chassis) and maintained the overall dimension, wheel base and track with no-change.

2.EV will have 4 seats (65kg for each passenger and 80kg payload in rear compartment, while Y1I has 5 seats and 200kg payload.It is expected that the EV gross-weight and the weight distribution between front and rear axles will be near original YH, it is needed to conduct relative analyse sand take the countermeasures to ensure the safety and reliability, when gross-weight increases or weight distribution is changed.

3.EV will achieve the following perfonnance
     Max speednot less than 100km/h
     Acceleration capability 0 to 50 km/h less than 12 seconds
     Gradient capability not less than 20%
     Range per charge not less than 120 km at constant speed 48km/h (30mph), full load, without air conditioning.

4.The EV must satisfy the relative requirerneits of China National Standard GB 7258-94 Safety Operation Requirements of Motor Vehicles, the main relative articles are as following.

a)Power density of EV must be more than 4.7 8kw/T (T is the unit ton of gross weight)
b)The parking slope is must be more or &jual 20% while the hand force is less than 400N
c)The braking distance of EV with full load must be less than 7m, while braking initial running speed is 30km/h on jhe level, dry, concrete or asphalt road. and the foot force is less than 700N
d)Light, signal requirements ( YH has satisfied).
e)Safety belts for driver and passenger in the front seat ( YH has satisfied). D The spark in commentator of the tractive electric motor must be les~ than 1 1/2 grade, isolation must be more than 3M Q in the moisture 85%, and 1 M Q in moisture over 85%.
g)Ev must bring a fire annihilator.
h)Static rollover slope angle must be over 35%.

5 .Other Safety Requirements.


a)All batteries must be firmly installed outside the passenger compartment and rear compartment, and do not intrude into above compartments during or following the front crash at 48km/h and roll over, additionally, the explosive gas and the leak electrolyte from the batteries should be leaded to outside space.
b)The main power circuit should be two
wire system, and have good isolation
with the chassis and body.
c)EV does not contain exposed conductors, terminates, connectors, or devices of any type that create the potential for personal to be exposed to the voltage over 12V. It is expected that different electric circuits have the different colors wires which are the same colors in the wiring diagrams.
All the connective wires should be finnly fixed to avoid swing and movement.
d)AI1 the electric devices should adapt ijself to' the hot moist, coastal and rainy weather in South China.
e)AIl the electric devices do not emit hariiifiilly electromagnet radiation and

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protect itself against outside electromagnet interference.
f)EV has good isolation between charging circuit and the body/chassis during charging, but the body/chassis should be grounded at the same time.
g)The EV is equipped with automatic disconnect and a manual service disconnect for the main propulsion batteries circuit during crash and roll over short circuit and emergency case.
h)EV should have the following interlock for safety
*The controller does not energize in the gear box selector position other than the neutral and the acceleration pedal in the initial zero position
*Tlie EV can't take off during charging

6.EV batteries are lead acid
The specification of Chinese-made tractive lead acid batteries is shown in the Appendix 2. It is expected that the EV has a battery management system to monitor and check working situation of individual battery module to avoid overcharge , over discharge, premature fault ,short circuit , etc. . The battery box and rack should consider the requirements of water, dust, anti-rush, acid corrosion and fire resistant, and ventilation during charging, as well as the convenience for maintenance. In case of non-sealed lead acid battery, the automatic or the integral water compensation system ~vill be supplied as the option parts.

7.EV should have on-board inputting AC22OV, 50HZ, single phase, The tolerance of voltage in local power source is about 1 80----240V. The charger has a hannonic distortion less than 5%, the true power factor not less than 95% . The charger is capable to fully charge the main batteiy pack in 8 hours and automatically determine when end of charge is met, then transiting into a mode charging with small current for balancing different modules and cells and switching off The charger should have necessary protection and safety function, like over-current, over-(or extra low) voltage, over-heat circuit short, reversal polar, etc.

8.EV must have automatic DC-to-DC charger for charging 1 2V auxiliary battery from the main battery pack

9.EV must have a state of charge indicator for main battery pack and appropriate instrLLmeflts to show the voltage and the current of battery pack. As soon as the degree of discharge reaches a preset level (like 70%) a warn

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signal ( or beep ) will be given, as soon as the DOD reaches a preset limit level (like 80%) a strong signal (or beep) will be sent out or shut down the power supply.

lO.Based on the safety and reliable braking porforrnan , regenerating the braking energy should be considered as more as possible and replacing the original vacuum, braking booster by the electric vacuum system should be considered also.

11.EV should have air conditioning.

12.EV must satisfy relative US standards (like: FMVSS, UL, SAE, etc.) while EV is predicted to be used in US.



For and on behalf:
Guangdong EV Co.Ltd.

LIU ZHIGANG
-----------
Liu Zhigang

Date  Feb. 25, 1997



For and on behalf of:
American Electric Automobile Company(Asia) Inc.

EDWARD F. MYERS
---------------
Edward F. Myers

Date  Feb. 25, 1997